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THE 109TH ANNUAL REPORT OF THE PRESIDENT TO THE STOCKHOLDERS OF COOPERATIVE
BANKSHARES THIS 25TH DAY OF APRIL 2008.

Ladies and Gentlemen:

The year 2007 was another good year for our company. Total assets increased to $926.8 million at December 31, 2007, an increase of 7.8%, compared to $860.1 million at December 31, 2006. This asset growth was primarily the result of continued loan growth, largely funded by deposits. Loans increased to $820.1 million at December 31, 2007, representing a 7.7% increase from the prior year. The majority of this loan growth occurred in construction and land development loans which grew $56.4 million or 34%, and one to four family home loans which grew $33 million or 9%, partially offset by a reduction of $38.3 million in commercial real estate loans which decreased primarily due to payoffs that were not replaced because of a sewer moratorium in New Hanover County which has halted most new construction.

Total deposits at December 31, 2007 increased to $714.9 million from $661.9 million at December 31, 2006, largely as a result of the bank's expanded and improved branch network, increasing broker deposits, and the company's acquisition of Bank of Jefferson in July, 2007. Net income for the year ended December 31, 2007 was $8.1 million or $1.22 per diluted share, an increase of 5.8% over 2006. Net income for the twelve months ended December 31, 2006 was $7.6 million or $1.15 per diluted share. The increase in net income during 2007 was mainly due to an increase in net interest income caused primarily by growth in loans and a reduction for the provision of loan losses. The loan loss provision decreased to $1.5 million during 2007, representing a 35.1% decrease

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when compared to the same period the prior year. The decrease in the provision for loan losses for the year ended December 31, 2007 compared to the prior year was primarily the result of slower loan growth throughout the year.

At December 31, 2007, stockholders equity was $65.2 million or $9.94 per share and represented 7.03% of assets, compared to $57.6 million or $8.85 per share representing 6.7% of assets at December 31, 2006. The company's non performing assets, loans 90 days or more delinquent, non accrual loans, and foreclosed real estate owned increased to $11.6 million at December 31, 2007 compared to $1.9 million at December 31, 2006. The majority of the increase in foreclosed real estate owned was primarily due to two customer relationships representing eight loans which accounted for $4.9 million of the change from December 31, 2006. All foreclosed real estate owned has been appraised and is recorded at the lower of the loan balance or the estimated fair value of the property, less the estimated cost to sell. Management considered the level of the allowance for losses to be appropriate at year end based on loan composition, the current level of delinquencies, and other non performing loans, overall economic conditions and other factors.

On July 2, 2007, the company completed its previously announced acquisition of Bank of Jefferson, located in Chesterfield County, South Carolina. At June 30, 2007 Bank of Jefferson had $12.3 million in deposits and $6.5 million in net loans. This acquisition allowed the company to expand into South Carolina, a

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long time strategic goal of ours, and gives us the opportunity to move into the
Grand Strand area. We anticipate opening our first office in the Grand Strand during the current quarter with a second office opening in the late third or early fourth quarter of this year.

During the year 2007, officials of our company attended several investor conferences throughout the country where we presented the Cooperative Story to a diverse group of investment professionals. We believe these presentations were well received and help promote a trading market for our stock by highlighting the company's growth and accomplishments to the investment community. In addition, on November 1, 2007 I was privileged to attend the closing bell ceremonies for the NASDAQ stock market in New York. Accompanying me on this trip were two outstanding seniors at the University of North Carolina at Wilmington who were selected by the Cameron School of Business to take part in this wonderful experience.

We released our first quarter earnings report earlier this week, and at this time, I think it appropriate that I further discuss some of the items in that report in order to bring you up to date on the latest events at the company. We reported that net income for the quarter ended March 31, 2008 was $752,000 or eleven cents per diluted share, as compared to $2.1 million, or thirty two cents per diluted share for the first quarter of 2007. I think it imperative at this time that we discuss the reasons for this reduction in income. Pre-tax difference in first quarter income for 2007-2008 was $2,189,000. Of this total,

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$1,344,000, or 61.4% of the total decline, was due to rate reductions primarily caused by actions taken by the Federal Reserve Board. When the Fed reduces rates in as dramatic a fashion as has lately been the case, we re-price most of our loan portfolio almost instantly, while it takes us six to eight months to bring deposit rates down. In addition, as was revealed in our press release, the bank recognized a gain of $275,000 on the sale of a building in Morehead City in 2007. This gain represented 12.56% of the reduction in earnings for 2008 versus 2007. Of the total $2,189,000 difference in first quarter earnings between this year and last, only $720,000, or 32.89% of that amount was the result of additions to our loss provisions relating to non performing assets.

While we are always disappointed when earnings don't increase one quarter over the other, I am relieved that less than one third of the reduction in earnings was as a result of problem assets, given the prevalence of these problems at many banks around the country. With this in mind, I do look forward to the future with optimism, and believe that conditions will improve as rates stabilize and as the housing crisis in this country begins to level off. Thank you for your support.